Merchants Bancshares, Inc. Announces Strong 2012 Earnings -- Results up 4% Over 2011

SOUTH BURLINGTON, VT -- (Marketwire - January 23, 2013) - Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $15.19 million, or diluted earnings per share of $2.42 for the year ended December 31, 2012, compared to $14.62 million, or diluted earnings per share of $2.35 for the year ended December 31, 2011. Net income for the fourth quarter of 2012 was $3.84 million, or diluted earnings per share of $0.61. This compares to net income of $3.71 million, or diluted earnings per share of $0.59 for the fourth quarter of 2011. The return on average assets was 0.91% and 0.92% for the quarter and year ended December 31, 2012, respectively, compared to 0.95% and 0.97% for the same periods in 2011. The return on average equity was 13.08% and 13.37% for the quarter and year ended December 31, 2012, respectively, compared to 13.77% and 14.11% for the same periods in 2011. We previously announced the declaration of a dividend of $0.28 per share, payable February 14, 2013, to shareholders of record as of January 31, 2013. This quarter represents our 65th consecutive quarterly dividend payment and our 29th consecutive quarter at the current payout level.

"We are very pleased to report our annual results for 2012 are second only to our record high year of 2010. Highlights for the year include strong organic growth in loans, deposits and trust fees. At the same time, asset quality was maintained at high levels throughout the year, nonperforming assets and delinquencies remain at very low levels," commented Michael R. Tuttle, our President and Chief Executive Officer.

Total assets reached a record high of $1.71 billion at December 31, 2012, an increase of $96.68 million, or 6.00%, from December 31, 2011. Total shareholders' equity also reached a record high of $118.22 million at December 31, 2012. Book value per share increased $1.25 per share, or 7.11%, to $18.82 at year-end 2012, compared to year-end 2011. Our capital ratios remain strong, with a Tier 1 leverage ratio of 8.08%, a total risk-based capital ratio of 16.05% and a tangible capital ratio of 6.92%.

Our loan portfolio continued to grow during the quarter, reaching a new record high of $1.08 billion. For the year ended December 31, 2012 the loan portfolio grew $55.30 million, or 5.38%.

The following table summarizes the components of our loan portfolio as of the periods indicated:

                                    December 31, September 30,  December 31,
(In thousands)                          2012          2012          2011
                                   ------------- ------------- -------------
Commercial, financial and
 agricultural                      $     165,023 $     169,450 $     146,990
Municipal loans                           84,689        82,048       101,705
Real estate loans - residential          489,951       477,321       439,818
Real estate loans - commercial           327,622       327,182       313,915
Real estate loans - construction          10,561        11,285        18,993
Installment loans                          4,701         5,259         5,806
All other loans                              376           334           399
                                   ------------- ------------- -------------
Total loans                        $   1,082,923 $   1,072,879 $   1,027,626
                                   ------------- ------------- -------------

Year-to-date growth in our commercial loan portfolio has been driven by new customer acquisition and expansion of existing relationships. Reduced loan demand by our municipal customers has led to a year-to-date reduction in municipal balances. Growth in our residential real estate loan portfolio continues to be driven by increased mortgage refinance volume due to the low interest rate environment.

We booked a $250 thousand provision for credit losses during the fourth quarter of 2012 and 2011. The 2012 provision for credit losses was $950 thousand, compared to $750 thousand for 2011. Asset quality remained strong throughout 2012; nonperforming assets totaled $2.91 million, or 0.17% of total assets, at December 31, 2012, compared to $2.87 million, or 0.18% of total assets, at December 31, 2011. Additionally, loans past due 30-89 days were zero at December 31, 2012, compared to $213 thousand at December 31, 2011. We booked net charge-offs of $18 thousand during the fourth quarter of 2012, and net recoveries of $9 thousand for the year.

Our investment portfolio totaled $509.09 million at December 31, 2012, a decrease of $3.22 million from the December 31, 2011 ending balance of $512.31 million. We sold bonds with a book value of $129.43 million during 2012 for a net pre-tax gain of $507 thousand. These trades allowed us to lock in gains on faster paying mortgage-backed securities and helped us to reduce our exposure to accelerated premium amortization in the portfolio.

Total deposits also reached a record high during 2012 and ended the year at $1.27 billion, an increase of $93.20 million, or 7.91%, from balances of $1.18 billion at December 31, 2011, and an increase of $18.12 million from balances at September 30, 2012. Growth during 2012 has been concentrated in our transaction account categories. Demand deposits have shown solid growth during 2012, increasing by $42.97 million, or 21.75%, to $240.49 million at December 31, 2012 from $197.52 million at December 31, 2011. Other transaction account categories have increased by $68.08 million, or 10.77% to $700.19 million during 2012, compared to 2011. Deposits continued to migrate away from time deposit categories during 2012. Total time deposits decreased during 2012 by $17.85 million, or 5.13%, to $330.40 million, compared to 2011. Securities sold under agreement to repurchase, which represent collateralized customer accounts, ended 2012 at $287.52 million, a $24.99 million increase from December 31, 2011.

Our taxable equivalent net interest income was $13.02 million and $51.99 million for the three months and year ended December 31, 2012, respectively, compared to $12.92 million and $51.30 million for same periods in 2011; and $13.15 million for the third quarter of 2012. Our taxable equivalent net interest margin decreased 9 basis points to 3.20% during the fourth quarter of 2012 from 3.29% for the third quarter of 2012. Compared to the same periods in 2011, our taxable equivalent net interest margin decreased 17 basis points for the fourth quarter of 2012 and 23 basis points for the year. Our continued growth in earning assets has helped to offset margin compression and allowed us to increase net interest income during 2012. Average earning assets for the three months and year ended December 31, 2012 were $1.62 billion and $1.59 billion, respectively, an increase of $98.39 million and $125.83 million over the same periods in 2011, and an increase of $30.16 million over the third quarter of 2012.

The extended low-interest rate environment continues to present a challenge as our assets reprice down at a steady rate and new assets come on at lower rates. Overall asset yields were 3.55% for the fourth quarter of 2012, compared to 3.68% for the third quarter of 2012 and 3.89% for the fourth quarter of 2011. The average rate on our loan portfolio was 4.30% for the fourth quarter of 2012, a 10 basis point decrease from the third quarter of 2012, and a 38 basis point decrease from the fourth quarter of 2011. The average rate on our investment portfolio for the fourth quarter of 2012 was 2.17%, a 13 basis point decrease from the third quarter of 2012, and a 40 basis point decrease from the fourth quarter of 2011. These decreases were offset, in part, by decreases in the cost of our interest bearing liabilities. The average cost of interest bearing liabilities for the fourth quarter of 2012 was 43 basis points, a 5 basis point decrease from the prior quarter, and a 20 basis point decrease from the fourth quarter of 2011. We have prepaid a total of $20 million in long-term FHLB advances at a rate of 2.75% during 2012, incurring total prepayment penalties of $1.36 million. These prepayments will reduce our overall cost of funds going forward.

"Similar to last year, growth in our balance sheet helped us to offset compression in the net interest margin in 2012. We are very pleased to have increased taxable equivalent net interest income during the year," commented Mr. Tuttle.

Total noninterest income increased to $2.76 million for the fourth quarter of 2012 from $2.32 million for the same period in 2011, and increased to $11.48 million for 2012 from $10.38 million for 2011. During the third quarter of 2012, we recognized a net gain on the sale of one of our branch locations of $749 thousand. Additionally, during the second quarter of 2012, we recognized a gain of $334 thousand on the sale of the mineral rights we owned on properties in Oklahoma which we acquired in a bank acquisition in 1971. We also recognized net gains (losses) on investment securities of $85 thousand and $507 thousand during the quarter and year ended December 31, 2012, respectively, compared to $(53) thousand and $994 thousand for the same periods in 2011. Excluding net gains (losses) on investment securities and the gains on the sale of the branch location and mineral rights, noninterest income increased slightly to $2.67 million for the fourth quarter of 2012 from $2.37 million for the fourth quarter of 2011, and increased to $9.89 million for 2012 from $9.39 million for 2011. The change for the quarter and year ended December 31, 2012, compared to the same periods in 2011, is primarily a result of increases in net debit card income and Trust division income, offset in part by decreased overdraft fee revenue. Additionally, the timing of investments in low income housing partnerships and their associated tax credits led to a reduction in Equity in losses of real estate limited partnerships to $(327) thousand for the fourth quarter of 2012 from $(442) thousand for the fourth quarter of last year, and $(1.52) million for 2012, compared to $(1.77) million for 2011. Trust assets under management have continued to grow in 2012 and now total $555 million.

Total noninterest expense increased $239 thousand to $10.14 million for the fourth quarter of 2012 from $9.90 million for the same period in 2011; and increased $74 thousand to $41.33 million for 2012, compared to $41.26 million for 2011. As stated above, we prepaid $20 million in FHLB long-term debt during 2012 and incurred prepayment penalties totaling $1.36 million during 2012. We also prepaid $16 million in FHLB debt during 2011, and incurred a prepayment penalty of $861 thousand. Excluding the prepayment penalties, noninterest expense decreased $428 thousand for 2012, compared to 2011. Compensation and benefits were slightly higher for the fourth quarter of 2012, compared to the third quarter of 2012, as a result of an increased incentive accrual during the fourth quarter of 2012. Compensation and benefits were $935 thousand lower for 2012, compared to 2011; normal salary increases were offset by higher than normal vacant positions during 2012, a lower incentive accrual, and credits related to loan origination fees. Additionally, a change to our health insurance plan for 2012 resulted in a $274 thousand reduction in health and group insurance expense for 2012, compared to 2011. Occupancy and equipment expenses for 2012 increased $262 thousand to $7.45 million from $7.19 million for 2011, a result of ongoing capital investments related to maintenance, increased compliance requirements and enhancement and expansion of customer service delivery channels. The effective tax rate for 2012 was 21%, compared to 18% for 2011. Taxes for 2011 were positively impacted by the purchase of large historic rehabilitation credits that were available in 2011. Absent those credits, our effective tax rate for 2011 would have been approximately 20%.

Michael R. Tuttle, our President and Chief Executive Officer, Janet P. Spitler, Executive Vice President and Chief Financial Officer and Geoffrey R. Hesslink, Executive Vice President and Senior Lender will host a conference call to discuss these earnings results, business highlights and outlook at 9:00 a.m. Eastern Time on Thursday, January 24, 2013. Interested parties may participate in the conference call by dialing U.S. number (888) 317-6016, Canadian number (855) 669-9657 or international number (412) 317-6016; the title of the call is Merchants Bancshares, Inc. Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until 9:00 a.m. Eastern Time on Thursday, January 31, 2013. The U.S. replay dial-in telephone number is (877) 344-7529. The international replay telephone number is (412) 317-0088. The replay access code for both replay telephone numbers is 10023203.

Established in 1849, Merchants Bank strives to deliver a fully integrated customer experience to its retail, commercial and investment customers, with a comprehensive array of online and mobile delivery options-and 33 community bank offices and 41 ATMs throughout Vermont. Merchants Bank and its holding company, Merchants Bancshares, Inc., employ approximately 300 full-time employees and 40 part-time employees. Merchants Trust Company, a division of Merchants Bank, provides investment management, financial planning and trustee services. Please visit www.mbvt.com for access to Merchants Bank information, programs and services. Merchants' stock is traded on the NASDAQ Global Select Market under the symbol "MBVT." Member FDIC. Equal Housing Lender.

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $484 thousand and $2.01 million for the three months and year ended December 31, 2012, respectively, and $534 thousand and $1.93 million was added back for the three months and year ended December 31, 2011, respectively. An additional non-GAAP financial measure we use is the tangible equity ratio. Because we have no intangible assets, our tangible equity is the same as our book equity. We believe that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company's financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants' future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, continued weakness in general, national, regional or local economic conditions, the performance of our investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of our interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact our ability to take appropriate action to protect our financial interests in certain loan situations.

You should not place undue reliance on our forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

                         Merchants Bancshares, Inc.
                      Financial Highlights (unaudited)
           (Dollars in thousands except share and per share data)

                   December 31,  September 30,  December 31,  September 30,
                   ------------  -------------  ------------  -------------
                       2012           2012          2011           2011
                   ------------  -------------  ------------  -------------
Balance Sheets -
 Period End
Total assets       $  1,708,550  $   1,685,836  $  1,611,869  $   1,560,949
Loans                 1,082,923      1,072,879     1,027,626      1,008,076
Allowance for loan
 losses ("ALL")          11,562         11,444        10,619         10,480
Net loans             1,071,361      1,061,435     1,017,007        997,596
Investments-
 taxable                509,088        526,700       512,309        418,543
Federal Home Loan
 Bank ("FHLB")
 stock                    8,145          8,145         8,630          8,630
Cash and due from
 banks                   34,547         30,097        10,392         10,945
Interest earning
 cash and other
 short-term
 investments             42,681         22,935        27,420         86,438
Other assets             42,728         36,524        36,111         38,797
Non-interest
 bearing deposits       240,491        227,879       197,522        180,696
Savings, interest
 bearing checking
 and money market
 accounts               700,191        687,267       632,110        630,355
Time deposits           330,398        337,817       348,248        354,508
Total deposits        1,271,080      1,252,963     1,177,880      1,165,559
Short-term
 borrowings                  --         55,600            --          3,013
Securities sold
 under agreement
 to repurchase,
 short-term             287,520        227,996       262,527        222,338
Other long-term
 debt                     2,483          2,503        22,562         22,581
Junior
 subordinated
 debentures issued
 to unconsolidated
 subsidiary trust        20,619         20,619        20,619         20,619
Other liabilities         8,627          8,126        18,744         18,839
Shareholders'
 equity                 118,221        118,029       109,537        108,000

Balance Sheets -
 Quarter-to-Date
 Averages
Total assets       $  1,682,673  $   1,649,457  $  1,564,335  $   1,503,192
Loans                 1,074,007      1,064,507     1,014,105      1,007,240
Allowance for loan
 losses                  11,542         11,309        10,584         10,550
Net loans             1,062,465      1,053,198     1,003,521        996,690
Investments-
 taxable                510,557        499,688       443,713        366,435
FHLB stock                8,145          8,145         8,630          8,630
Cash and due from
 banks                   28,730         25,793        10,186         10,389
Interest earning
 cash and other
 short-term
 investments             26,036         16,241        53,907         76,887
Other assets             46,740         46,392        44,378         44,161
Non-interest
 bearing deposits       235,007        220,646       190,864        171,648
Savings, interest
 bearing checking
 and money market
 accounts               680,330        677,321       622,208        600,639
Time deposits           332,678        341,231       349,832        355,007
Total deposits        1,248,015      1,239,198     1,162,904      1,127,294
Short-term
 borrowings              34,347         60,141         1,798          1,592
Securities sold
 under agreement
 to repurchase,
 short-term             250,355        196,117       238,935        207,037
Securities sold
 under agreement
 to repurchase,
 long-term                   --             --            --          3,995
Other long-term
 debt                     2,490          9,032        22,569         27,763
Junior
 subordinated
 debentures issued
 to unconsolidated
 subsidiary trust        20,619         20,619        20,619         20,619
Other liabilities         9,430          9,466         9,783          9,341
Shareholders'
 equity                 117,417        114,884       107,727        105,551
Earning assets        1,618,745      1,588,581     1,520,355      1,459,192
Interest bearing
 liabilities          1,320,819      1,304,461     1,255,961      1,216,652

Ratios and
 Supplemental
 Information -
 Period End
Book value per
 share             $      19.84  $       19.82  $      18.54  $       18.29
Book value per
 share (1)         $      18.82  $       18.81  $      17.57  $       17.35
Tier I leverage
 ratio                     8.08%          8.10%         8.08%          8.26%
Total risk-based
 capital ratio            16.05%         15.83%        15.92%         15.81%
Tangible capital
 ratio (2)                 6.92%          7.00%         6.80%          6.92%
Period end common
 shares
 outstanding (1)      6,282,385      6,274,683     6,232,783      6,224,886

Credit Quality -
 Period End
Nonperforming
 loans ("NPLs")    $      2,912  $       2,740  $      2,511  $       3,192
Nonperforming
 assets ("NPAs")   $      2,912  $       2,740  $      2,869  $       3,532
NPLs as a percent
 of total loans            0.27%          0.26%         0.24%          0.32%
NPAs as a percent
 of total assets           0.17%          0.16%         0.18%          0.23%
ALL as a percent
 of NPLs                    397%           418%          423%           328%
ALL as a percent
 of total loans            1.07%          1.07%         1.03%          1.04%

(1) This book value and period end common shares outstanding includes
 324,515; 319,572; 325,703; and 320,845 Rabbi Trust shares for the periods noted above, respectively.
(2) The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful inunderstanding our financial performance. Because we have no intangible assets, our tangible equity is the same as our book equity.

                                                 For the Twelve Months Ended
                                                         December 31,
                                                      2012          2011
                                                 ------------- -------------
Balance Sheets - Year to-Date Averages
Total assets                                     $   1,648,393 $   1,507,656
Loans                                                1,057,446       971,003
Allowance for loan losses                               11,182        10,432
Net loans                                            1,046,264       960,571
Investments-taxable                                    501,149       427,540
FHLB stock                                               8,235         8,630
Cash and due from banks                                 25,217        10,686
Federal funds sold and other short-term
 investments                                            20,360        54,186
Other assets                                            47,168        46,043
Non-interest bearing deposits                          214,113       163,090
Savings, interest bearing checking and money
 market accounts                                       665,399       599,296
Time deposits                                          342,911       357,848
Total deposits                                       1,222,423     1,120,234
Short-term borrowings                                   38,290         2,153
Securities sold under agreement to repurchase,
 short-term                                            230,281       217,823
Securities sold under agreement to repurchase,
 long-term                                                  --         4,726
Other long-term debt                                    13,667        28,117
Junior subordinated debentures issued to
 unconsolidated subsidiary trust                        20,619        20,619
Other liabilities                                        9,492        10,345
Shareholders' equity                                   113,621       103,639
Earning assets                                       1,587,190     1,461,359
Interest bearing liabilities                         1,311,167     1,230,582

                                                    For the Twelve
                   For the Three Months Ended        Months Ended
                -------------------------------  -------------------
                December   September   December   December  December
                   31,        30,        31,        31,        31,
                --------   ---------  ---------  ---------  --------
                  2012        2012       2011       2012      2011
                --------   ---------  ---------  ---------  --------
Operating
 Results
Interest income
Interest and
 fees on loans  $ 11,117   $  11,278  $  11,441  $  44,977  $ 45,271
Interest and
 dividends on
 investments       2,846       2,951      2,949     11,880    12,747
Total interest
 and dividend
 income           13,963      14,229     14,390     56,857    58,018
Interest
 expense
Deposits             803         860      1,030      3,551     4,474
Securities sold
 under
 agreement to
 repurchase and
 other short-
 term
 borrowings          336         341        523      1,790     2,065
Long-term debt       289         364        452      1,542     2,105
Total interest
 expense           1,428       1,565      2,005      6,883     8,644
Net interest
 income           12,535      12,664     12,385     49,974    49,374
Provision for
 credit losses       250         250        250        950       750
Net interest
 income after
 provision for
 credit losses    12,285      12,414     12,135     49,024    48,624
Noninterest
 income
Trust division
 income              685         670        622      2,685     2,516
Service charges
 on deposits       1,077       1,033      1,103      4,078     4,298
Gain (loss) on
 investment
 securities,
 net                  85         (26)         2        507     1,049
Gain on sale of
 other assets         --         749         --      1,083        --
Other-than-
 temporary
 impairment
 losses on
 securities           --          --        (55)        --       (55)
Equity in
 losses of real
 estate limited
 partnerships,
 net                (327)       (370)      (442)    (1,516)   (1,766)
Other
 noninterest
 income            1,238       1,143      1,085      4,644     4,338
Total
 noninterest
 income            2,758       3,199      2,315     11,481    10,380
Noninterest
 expense
Compensation
 and benefits      4,826       4,809      4,973     19,582    20,517
Occupancy and
 equipment
 expenses          1,925       1,837      1,813      7,452     7,190
Legal and
 professional
 fees                591         677        713      2,545     2,811
Marketing
 expenses            577         360        474      1,841     1,733
State franchise
 taxes               330         321        314      1,295     1,265
FDIC insurance       222         217        196        866       936
Prepayment
 penalty              --         677         --      1,363       861
Other real
 estate owned         68          65         65        197       193
Other
 noninterest
 expense           1,598       1,486      1,350      6,193     5,754
Total
 noninterest
 expense          10,137      10,449      9,898     41,334    41,260
Income before
 provision for
 income taxes      4,906       5,164      4,552     19,171    17,744
Provision for
 income taxes      1,066       1,159        843      3,977     3,124
Net income      $  3,840   $   4,005  $   3,709  $  15,194  $ 14,620

Ratios and
 Supplemental
 Information
Weighted
 average common
 shares
 outstanding   6,279,279   6,269,347  6,229,430  6,258,832 6,212,187
Weighted
 average
 diluted shares
 outstanding   6,291,237   6,280,479  6,243,632  6,271,102 6,223,769
Basic earnings
 per common
 share          $   0.61   $    0.64  $    0.60  $    2.43  $   2.35
Diluted
 earnings per
 common share   $   0.61   $    0.64  $    0.59  $    2.42  $   2.35
Return on
 average assets     0.91%       0.97%      0.95%      0.92%     0.97%
Return on
 average
 shareholders'
 equity            13.08%      13.95%     13.77%     13.37%    14.11%
Average yield
 on loans           4.30%       4.40%      4.68%      4.44%     4.86%
Average yield
 on investments     2.17%       2.30%      2.57%      2.32%     2.90%
Average yield
 of earning
 assets             3.55%       3.68%      3.89%      3.71%     4.10%
Average cost of
 interest
 bearing
 deposits           0.32%       0.34%      0.42%      0.35%     0.47%
Average cost of
 borrowed funds     0.81%       0.98%      1.36%      1.10%     1.52%
Average cost of
 interest
 bearing
 liabilites         0.43%       0.48%      0.63%      0.52%     0.70%
Net interest
 rate spread        3.12%       3.20%      3.26%      3.19%     3.40%
Net interest
 margin             3.20%       3.29%      3.37%      3.28%     3.51%
Net interest
 income on a
 fully taxable
 equivalent
 basis          $ 13,019   $  13,149  $  12,919  $  51,989  $ 51,304
Net (charge-
 offs)
 recoveries to
 Average Loans      0.00%       0.00%      0.00%      0.00%    (0.02%)
Net (charge-
 offs)
 recoveries     $    (18)  $      12  $      14  $       9  $   (151)
Efficiency
 ratio (1)         60.74%      58.64%     61.55%     60.63%    62.61%

(1) The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO
 expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note: As of December 31, 2012, Merchants Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.48 million.

Contact:
Lisa Razo
Merchants Bank
(802) 865-1838